Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Warner Chilcott Holdings Company II, Limited	Bermuda
Warner Chilcott Holdings Company III, Limited	Bermuda
Warner Chilcott Acquisition Limited	United Kingdom
Chilcott UK Limited	United Kingdom
Millbrook Limited	United Kingdom
Warner Chilcott Research Laboratories Limited	United Kingdom
Warner Chilcott UK Limited	United Kingdom
Warner Chilcott Company, Inc.	Puerto Rico
Warner Chilcott Intermediate (Ireland) Limited	Republic of Ireland
Galen (Chemicals) Limited	Republic of Ireland
Chilcott PR*	Republic of Ireland
Warner Chilcott Laboratories Ireland Limited*	Republic of Ireland
Warner Chilcott Research Ireland Limited*	Republic of Ireland
Warner Chilcott Intermediate (Luxembourg) S.à.r.l.	Luxembourg
Warner Chilcott Corporation	Delaware
Warner Chilcott (US), LLC**	Delaware

*	Each of these entities is in the process of dissolution and is expected to be formally dissolved during the first half of 2009. All assets, rights and liabilities of each entity were transferred to, and assumed by, Warner Chilcott Company, Inc. prior to December 31, 2008.
**	Formerly Warner Chilcott (US), Inc.